Exhibit 99.1

Eclipse Resources Fourth Quarter 2015 Operational Update and Conference Participation

STATE COLLEGE, PA- January 4, 2016- (BUSINESS WIRE) - Eclipse Resources Corporation (NYSE:ECR) (the “Company”) today is pleased to provide an operational update, its initial outlook on the First Quarter 2016 guidance and capital budget and the participation of members from the Company’s executive management team in the following upcoming investor conferences:

•	Wednesday January 6, 2016 through Thursday January 7, 2016 (Miami, FL)- Goldman Sachs Global Energy Conference. Benjamin W. Hulburt (Chairman, President and CEO) and Matthew R. DeNezza (Executive Vice President and CFO) will host one-on-one meetings.

•	Thursday January 13, 2016 (Boston, MA)- BMO Capital Markets Energy Forum. Benjamin W. Hulburt (Chairman, President and CEO) and Matthew R. DeNezza (Executive Vice President and CFO) will host one-on-one meetings.

The Company has posted an updated corporate presentation on the Company website at www.eclipseresources.com which includes information contained in this release as well as additional updated information.

Operational Update

The Company continues to closely monitor the commodity price environment, and the Company currently plans to minimize its drilling and completion activity until commodity prices improve. Despite its drilling cessation, which the Company initiated in November of 2015, the Company believes it is on pace to exceed the high end of its fourth quarter 2015 and full year production guidance range. Based on preliminary estimates, which are subject to change as final sales figures are determined, the Company currently anticipates that it exited 2015 with approximately 268 MMcfe per day of net production with fourth quarter 2015 average net production of at least 236 MMcfe per day, and full year 2015 average net production of approximately 206 MMcfe per day. Additionally, the Company estimates that it exited the year with $281 million in liquidity derived from its undrawn revolving credit facility and cash on hand of approximately $184 million.

The Company is pleased to announce that it placed all seven of its Fuchs/Dietrich wells in the Utica Shale Dry Gas East area into sales during the fourth quarter of 2015. These seven wells were drilled with lateral lengths ranging from approximately 7,450 feet to 10,520 feet (average lateral length of approximately 8,800 feet) and were completed using what the Company currently believes to be an “optimized” frack design. The wells have been placed into sales and were produced at the Company’s Type Well target rate with initial casing pressures of 7,500-8,000 psi.

Given the lower current market prices for both natural gas and oil, coupled with the uncertain outlook in the near term, the Company is focusing its initial 2016 plan on limiting cash outlays on drilling while allowing for greater productivity as prices rebound. To implement this strategy, the Company has begun voluntarily reducing its aggregate operated production to attempt to maintain net production at approximately the same level as its 2015 average, or approximately 200 MMcfe per day, until commodity prices recover. As the Company has both liquids/condensate rich and dry natural gas production areas currently producing the Company plans to adjust its production mix according to changes in the commodity prices for the near term. The Company believes these measures are prudent given the significant decline in oil and natural gas prices as they will enable the Company to maintain sufficient cash flows to meet its obligations, limit use of cash on hand for drilling expenses, avoid selling its valuable products in a depressed price environment and return to its historic production growth profile as commodities begin to rebound in the future.

For the first quarter 2016, the Company anticipates capital expenditures of approximately $33 million, which will include the drilling and completion of 1 net, extended reach well along with associated land and non-operated activity that was commenced in the fourth quarter of 2015. The Company will focus on managing production based upon wells that demonstrate the best variable margin in the current commodity price environment. The table below outlines Eclipse Resources’ first quarter 2016 guidance along with the previously announced fourth quarter and full year 2015 guidance.

	Q4 2015	FY 2015	Q1 2016
Production Mmcfe/d	225 - 235	202 - 205	~200

% Gas	68% - 74%	64% - 66%	73% - 80%

% NGL	16% - 18%	18% - 20%	15% - 17%

% Oil	10% - 14%	15% - 17%	6% - 10%

Gas Price Differential[1]	$(0.12) - $(0.22)	$(0.12) - $(0.15)	$(0.10) - $(0.20)

FT Expense	$(0.38) - $(0.49)	$(0.30) - $(0.34)	$(0.40) - $(0.50)

Gas Price Differential with FT expense[1]	$(0.50) - $(0.71)	$(0.42) - $(0.49)	$(0.50) - $(0.70)

Oil Differential[1]	$(11.00) - $(13.00)	$(11.25) - $(12.25)	$(11.25) - $(12.25)

NGL % WTI	15% - 25%	20% - 24%	20% - 30%

Operating Expenses ($/Mcfe)[2]	$1.32 - $1.37	$1.28 - $1.33	$1.35 - $1.45

Cash G&A ($mm)[3]	$10 - $12	$45 - $47	$11 - $12

CAPEX ($mm)[4,5]		$330	$33

1.	Excludes impact of hedges
2.	Excludes firm transportation, DD&A, exploration, and general and administrative expenses
3.	Excludes costs associated with rig terminations
4.	Includes routine lease acquisition, land related expenses, and net of projected midstream reimbursements; excludes land and producing asset acquisitions
5.	Includes delay rental payments which are classified as exploration for financial reporting purposes

Commenting on the Company’s operations, Benjamin Hulburt, Chairman, President and CEO said, “As natural gas prices hover around fifteen year lows, I believe we are making the financially prudent decision regarding our significantly decreased capital spending plan and the curtailment of our production. Although we are not setting a capital budget for the year at this time, we currently anticipate that our ultimate capital plan, absent a significant increase in commodity prices, will be constructed with the objective of ending 2016 with a cash balance and no new debt drawn. As well, this plan will allow the Company flexibility to adjust which wells are curtailed throughout the year based on operating costs, volume commitments and commodity prices.”

About Eclipse Resources

Eclipse Resources is an independent exploration and production Company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, future commodity prices, plans and objectives of management are forward-looking statements. When used in this press release, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ Annual Report on Form 10-K filed with the Securities Exchange Commission on March 9, 2015 (the “2014 Annual Report”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to; legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in the 2014 Annual Report and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q. Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue.

Contact:

Eclipse Resources Corporation

Douglas Kris, 814-325-2059

Vice President: Investor Relations

dkris@eclipseresources.com